As filed with the Securities and Exchange Commission on September 8, 2014

File No. 811-22793

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form N-1A

REGISTRATION STATEMENT

UNDER

THE INVESTMENT COMPANY ACT OF 1940

Amendment No. 3	☑

INVESCO SECURITIES TRUST

(Exact Name of Registrant as Specified in Charter)

11 Greenway Plaza, Suite 1000, Houston, Texas 77046-1173

(Address of Principal Executive Offices)(Zip Code)

Registrant’s Telephone Number, Including Area Code: (713) 626-1919

John M. Zerr, Esquire

11 Greenway Plaza, Suite 1000, Houston, Texas 77046

(Name and Address of Agent for Service)

Copies to:

Seba Kurian, Esquire	E. Carolan Berkley, Esquire
Invesco Advisers, Inc.	Stradley Ronon Stevens & Young, LLP
11 Greenway Plaza, Suite 1000	2005 Market Street, Suite 2600
Houston, Texas 77046	Philadelphia, Pennsylvania 19103-7018

EXPLANATORY NOTE

This Post-Effective Amendment No. 3 to the Registration Statement of Invesco Series Trust (the “Registrant”) on Form N-1A incorporates herein the Prospectus and Statement of Additional Information of the Invesco Balanced-Risk Aggressive Allocation series of the Registrant (the “Fund”) as filed in Post-Effective Amendment No. 2 of the Registrant on February 28, 2014 (Accession No. 0001193125-14-077845 (“Amendment No. 2”), and is being filed to amend and supplement Amendment No. 2.

The unaudited financial statements of the Fund for the semi-annual period ended April 30, 2014 (as filed on July 7, 2014 (Accession No. 0001193125-14-261434)) contained in the Semi-Annual Report of the Registrant are incorporated herein by reference.

The changes noted below are effective August 29, 2014.

The Statement of Additional Information is hereby supplemented as follows:

(1) In the section “MANAGEMENT OF THE TRUST – Board of Trustees – Independent Trustees,” Suzanne H. Woosley is added as a member of the Board of Trustees as follows:

“Suzanne H. Woolsey, Trustee

Suzanne H. Woolsey has been a member of the Board of Trustees of the Invesco Fund since 2014.

Ms. Woolsey is the Chief Executive Officer of Woolsey Partners LLC. She was formerly the chief operating officer and chief communications officer at the National Academies of Sciences and Engineering and Institute of Medicine from 1993 to 2003.

Ms. Woolsey served as trustee to the former Van Kampen investment companies from 2003 to 2010. She continued to serve as trustee or managing general partner to certain Invesco closed-end funds, Invesco Senior Loan Fund, and Invesco Exchange Fund following the acquisition of the Van Kampen family of funds in 2010. Ms. Woolsey also served as an independent director to the Fluor Corporation, a multi-billion dollar global engineering, construction, and management company from 2004 to 2014. Additionally, she served as independent director to the Neurogen Corporation, which is a publicly traded small molecule drug design company, from 1998 to 2006.

The Board believes that Ms. Woolsey’s experience as an independent director of numerous organizations and her service as a Trustee of certain Invesco closed-end funds, Invesco Exchange Fund, and Invesco Senior Loan Fund benefits the Fund.”

The following replaces in its entirety the first paragraph under the heading “Management of the Trust — Management Information — Leadership Structure and the Board of Trustees” in the Statement of Additional Information:

“Leadership Structure and the Board of Trustees. The Board is currently composed of fifteen Trustees, including twelve Trustees who are not “interested persons” of the Fund, as that term is defined in the 1940 Act (collectively, the Independent Trustees and each an Independent Trustee). In addition to eight regularly scheduled meetings per year, the Board holds special meetings or informal conference calls to discuss specific matters that may require action prior to the next regular meeting. As discussed below, the Board has established five committees to assist the Board in performing its oversight responsibilities.”

The first sentence of the second paragraph under the heading “Management of the Trust — Management Information — Committee Structure” in the Statement of Additional Information is replaced with the following:

“The members of the Audit Committee are Messrs. David C. Arch, Frank S. Bayley, James T. Bunch, Bruce L. Crockett, Rodney F. Dammeyer (Vice-Chair), Raymond Stickel, Jr. (Chair), Dr. Larry Soll, and Ms. Suzanne H. Woolsey.”

The first sentence of the fourth paragraph under the heading “Management of the Trust — Management Information — Committee Structure” in the Statement of Additional Information is replaced with the following:

“The members of the Governance Committee are Messrs. Arch, Crockett, Albert R. Dowden (Chair), Jack M. Fields (Vice-Chair), Hugo F. Sonnenschein, Dr. Prema Mathai-Davis and Ms. Woolsey.”

The first sentence of the sixth paragraph under the heading “Management of the Trust — Management Information — Committee Structure” in the Statement of Additional Information is replaced with the following:

“The members of the Investment Committee are Messrs. Arch, Bayley (Emeritus Chair), Bunch (Chair), Crockett, Dammeyer (Vice-Chair), Dowden, Fields (Vice-Chair), Martin L. Flanagan, Sonnenschein (Vice-Chair), Stickel, Philip A. Taylor, Wayne W. Whalen, Ms. Woolsey and Drs. Mathai-Davis and Soll.”

(2) In the table in “APPENDIX C – Trustees and Officers,” Suzanne H. Woosley is a member of the Board of Trustees as follows:

Name and Year of Birth and Position(s) Held with the Trust	Trustee and/or Officer Since	Principal Occupation(s) During Past Five Years	Number of Funds in Fund Complex Overseen by Trustee	Other Trusteeships(s)/Directorships Held by Trustee/Director During Past 5 Years
“Suzanne H. Woolsey - 1941 Trustee	2014	Chief Executive Officer of Woolsey Partners LLC.	141	Emeritus Chair of the Board of Trustees of the Institute for Defense Analyses; Trustee of Colorado College; Trustee of California Institute of Technology. Prior to 2014, Director of Fluor Corp. Prior to 2010, Trustee of the German Marshall Fund of the United States. Prior to 2010, Trustee of the Rocky Mountain Institute”

The following supplements the information in the table in “APPENDIX C – Trustee Ownership of Fund Shares as of December 31, 2013” in the Statements of Additional Information:

Name of Trustee	Dollar Range of Equity Securities Per Fund	Aggregate Dollar Range of Equity Securities in All Registered Investment Companies Overseen by Trustee in Invesco Funds
“Susanne H. Woolsey	None	$10,001-$50,000”

The following supplements the information in the table in “APPENDIX D – Trustees Compensation Table – Independent Trustees” in the Statements of Additional Information:

Trustee	Aggregate Compensation from the Trust(1)	Retirement Benefits Accrued by All Invesco Funds(2)	Estimated Annual Benefits Upon Retirement(4)	Total Compensation From All Invesco Funds Paid to the Trustees(5)
“Susanne H. Woolsey	$14,789	N/A	N/A	$86,000”

PART C

OTHER INFORMATION

Item 28.			Exhibits

a	(1)	-	Agreement and Declaration of Trust of Registrant, dated July 31, 2012. (1)

	(2)	-	Certificate of Trust of Registrant, effective August 20, 2012. (1)

b		-	By-Laws of Registrant, adopted effective August 1, 2012. (1)

c		-	Articles II, VI, VII, VIII and IX of the Declaration of Trust and Articles IV, V and VI, of the By-Laws define rights of holders of shares.

d	(1)	-	Master Investment Advisory Agreement dated February 25, 2013 between Registrant and Invesco Advisers, Inc. (2)

	(2)	-	Master Intergroup Sub-Advisory Contract for Mutual Funds dated February 25, 2013 between Invesco Advisers, Inc., on behalf of Registrant, and each of Invesco Asset Management Deutschland GmbH, Invesco Asset Management Ltd., Invesco Asset Management (Japan) Limited, Invesco Australia Limited, Invesco Hong Kong Limited, Invesco Senior Secured Management, Inc. and Invesco Canada Ltd. (3)

	(3)	-	(a) Sub-Advisory Contract - Invesco Advisers, Inc. and Invesco PowerShares Capital Management, LLC dated December 14, 2011. (2)

		-	(b) Amendment No. 1 dated July 30, 2012, to the Sub-Advisory Contract-Invesco Advisers, Inc. and Invesco PowerShares Capital Management, LLC dated December 14, 2011. (2)

		-	(c) Amendment No. 2 dated September 25, 2012, to the Sub-Advisory Contract - Invesco Advisers, Inc. and Invesco Power Shares Capital Management, LLC dated December 14, 2011. (2)

		-	(d) Amendment No. 3 dated February 25, 2013, to the Sub-Advisory Contract - Invesco Advisers, Inc. and Invesco PowerShares Capital Management, LLC dated December 14, 2011. (2)

		-	(e) Amendment No. 4 dated December 16, 2013, to the Sub-Advisory Contract - Invesco Advisers, Inc. and Invesco PowerShares Capital Management, LLC dated December 14, 2011. (3)

e		-	Omitted pursuant to General Instruction B.2 of Form N-1A.

f		-	Not applicable.

g		-	Amended and Restated Master Custodian Contract dated June 1, 2010 between Registrant and State Street Bank and Trust Company. (1)

h	(1)	-	Transfer Agency and Service Agreement dated February 25, 2013 between Registrant and Invesco Investment Services, Inc. (2)

	(2)		Master Administration Services Agreement dated February 25, 2013 between Registrant and Invesco Advisers, Inc. (2)

	(3)		Memorandum of Agreement dated December 17, 2013, regarding expense limitations between Registrant and Invesco Advisers, Inc. (3)

	(4)		Memorandum of Agreement dated December 17, 2013, regarding fee waivers between Registrant and Invesco Advisers, Inc. (3)

	(5)		Seventh Amended and Restated Memorandum of Agreement dated January 16, 2013, regarding securities lending between Registrant and Invesco Advisers, Inc. (3)

i		-	Omitted pursuant to General Instruction B.2 of Form N-1A.

j		-	Omitted pursuant to General Instruction B.2 of Form N-1A.

k		-	Omitted pursuant to General Instruction B.2 of Form N-1A.

l		-	Not applicable.

m		-	Not applicable.

n		-	Not applicable

o		-	Not applicable

p	(1)	-	Invesco Advisers, Inc. Code of Ethics, amended January 1, 2014, relating to Invesco Advisers, Inc. and any of its subsidiaries. (3)

p	(2)	-	Invesco Asset Management Limited Code of Ethics dated 2012, relating to Invesco UK. (3)

p	(3)	-	Invesco Ltd. Code of Conduct, dated October 2012, relating to Invesco Asset Management (Japan) Limited Code of Ethics. (3)

p	(4)	-	Invesco Staff Ethics and Personal Share Dealing, Invesco Hong Kong Limited Code of Ethics and Hong Kong Limited Policy on Gifts and Entertainment, dated February 2014, relating to Invesco Hong Kong Limited. (3)

p	(5)	-	Invesco Ltd. Code of Conduct, revised October 2012, relating to Invesco Canada Ltd.; Invesco Canada Ltd., Policy No. D-6 Gifts and Entertainment, revised July 2013, and Policy No. D-7 Invesco Canada Ltd. Personal Trading Policy, revised May 2013, together the Code of Ethics relating to Invesco Canada Ltd. (3)

p	(6)	-	Invesco Continental Europe Code of Ethics dated 2013, relating to Invesco Asset Management Deutschland (GmbH). (3)

p	(7)	-	Invesco Ltd. Code of Conduct, revised October 2012, relating to Invesco Australia Limited. (3)

p	(8)	-	Invesco Senior Secured Management Code of Ethics Policy, revised January 31, 2013 and Invesco Advisers, Inc. Code of Ethics, amended January 1, 2014. (3)

p	(9)	-	Invesco PowerShares Capital Management LLC Code of Ethics amended effective January 11, 2011. (1)

(1)	Incorporated herein by reference to Registrant’s Initial Registration Statement, filed on January 16, 2013.
(2)	Incorporated herein by reference to Amendment No. 1, filed on March 12, 2013.
(3)	Incorporated herein by reference to Amendment No. 2 filed on February 28, 2014.

Item 29.	Persons Controlled by or Under Common Control With the Fund

None.

Item 30.	Indemnification

Indemnification provisions for officers, trustees, and employees of the Registrant are set forth in Article VIII of the Registrant’s Agreement and Declaration of Trust and Article VIII of its Bylaws, and are hereby incorporated by reference. See Item 28(a) and (b) above. Under the Agreement and Declaration of Trust, effective as of July 31, 2012, (i) Trustees or officers, when acting in such capacity, shall not be personally liable for any act, omission or obligation of the Registrant or any Trustee or officer except by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office with the Trust; (ii) every Trustee, officer, employee or agent of the Registrant shall be indemnified to the fullest extent permitted under the Delaware Statutory Trust act, the Registrant’s Bylaws and other applicable law; (iii) in case any shareholder or former shareholder of the Registrant shall be held to be personally liable solely by reason of his being or having been a shareholder of the Registrant or any portfolio or class and not because of his acts or omissions or for some other reason, the shareholder or former shareholder (or his heirs, executors, administrators or other legal representatives, or, in the case of a corporation or other entity, its corporate or general successor) shall be entitled, out of the assets belonging to the applicable portfolio (or allocable to the applicable class), to be held harmless from and indemnified against all loss and expense arising from such liability in accordance with the Bylaws and applicable law. The Registrant, on behalf of the affected portfolio (or class), shall upon request by the shareholder, assume the defense of any such claim made against the shareholder for any act or obligation of that portfolio (or class).

The Registrant and other investment companies and their respective officers and trustees are insured under a joint Mutual Fund Directors and Officers Liability Policy, issued by ICI Mutual Insurance Company and certain other domestic issuers, with a $80,000,000 limit of liability (plus an additional $20,000,000 limit that applies to independent directors/trustees only).

Section 16 of the Master Investment Advisory Agreement between the Registrant and Invesco Advisers, Inc. (“Invesco Advisers”) provides that in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of Invesco Advisers or any of its officers, directors or employees, that Invesco Advisers shall not be subject to liability to the Registrant or to any series of the Registrant, or to any shareholder of any series of the Registrant for any act or omission in the course of, or connected with, rendering services hereunder or for any losses that may be sustained in the purchase, holding or sale of any security. Any liability of Invesco Advisers to any series of the Registrant shall not automatically impart liability on the part of Invesco Advisers to any other series of the Registrant. No series of the Registrant shall be liable for the obligations of any other series of the Registrant.

Section 10 of the Master Intergroup Sub-Advisory Contract for Mutual Funds (the Sub-Advisory Contract) between Invesco Advisers, on behalf of Registrant, and each of Invesco Asset Management Deutschland GmbH, Invesco Asset Management Limited, Invesco Asset Management (Japan) Limited, Invesco Australia Limited, Invesco Hong Kong Limited, Invesco Senior Secured Management, Inc., Invesco Canada Ltd. and Invesco PowerShares Capital Management LLC (each a Sub-Adviser, collectively the Sub-Advisers) provides that the Sub-Adviser shall not be liable for any costs or liabilities arising from any error of judgment or mistake of law or any loss suffered by any series of the Registrant or the

Registrant in connection with the matters to which the Sub-Advisory Contract relates except a loss resulting from willful misfeasance, bad faith or gross negligence on the part of the Sub-Adviser in the performance by the Sub-Adviser of its duties or from reckless disregard by the Sub-Adviser of its obligations and duties under the Sub-Advisory Contract.

Item 31.	Business and Other Connections of Investment Advisor

Item 32.	Principal Underwriters

(a)	Invesco Distributors, Inc., the Registrant’s principal underwriter, also acts as a principal underwriter to the following investment companies:

AIM Counselor Series Trust (Invesco Counselor Series Trust)

AIM Equity Funds (Invesco Equity Funds)

AIM Funds Group (Invesco Funds Group)

AIM Growth Series (Invesco Growth Series)

AIM International Mutual Funds (Invesco International Mutual Funds)

AIM Investment Funds (Invesco Investment Funds)

AIM Investment Securities Funds (Invesco Investment Securities Funds)

AIM Sector Funds (Invesco Sector Funds)

AIM Tax-Exempt Funds (Invesco Tax-Exempt Funds)

AIM Treasurer’s Series Trust (Invesco Treasurer’s Series Trust)

AIM Variable Insurance Funds (Invesco Variable Insurance Funds)

Invesco Management Trust

Invesco Senior Loan Fund

PowerShares Actively Managed Exchange-Traded Fund Trust

PowerShares Exchange-Traded Fund Trust

PowerShares Exchange-Traded Fund Trust II

PowerShares India Exchange-Traded Fund Trust

Short-Term Investments Trust

(b)	The following table sets forth information with respect to each director, officer or partner of Invesco Distributors, Inc.

Name and Principal Business Address*	Position and Offices with Underwriter	Positions and Offices with Registrant
Robert C. Brooks	Director	None
Peter S. Gallagher	Director & President	None
Andrew Schlossberg	Director	Assistant Vice President
Eric P. Johnson	Executive Vice President	None
Karen Dunn Kelley	Executive Vice President	Vice President
Gursh Kundan	Executive Vice President	None
Ben Utt	Executive Vice President	None
Eliot Honaker	Senior Vice President	None
LuAnn S. Katz	Senior Vice President	Assistant Vice President

Lyman Missimer III	Senior Vice President	Assistant Vice President
Greg J. Murphy	Senior Vice President	None
David J. Nardecchia	Senior Vice President, Director of Marketing Communications	None
Miranda O’Keefe	Senior Vice President and Chief Compliance Officer	None
Gary K. Wendler	Senior Vice President, Director, Marketing Research & Analysis	Assistant Vice President
John M. Zerr	Senior Vice President & Secretary	Senior Vice President, Chief Legal Officer and Secretary
Annette Lege	Chief Financial Officer & Treasurer	None
Crissie Wisdom	Anti-Money Laundering Compliance Officer	Anti-Money Laundering Compliance Officer

*	11 Greenway Plaza, Suite 1000, Houston, Texas 77046-1173

(c)	Not applicable.

Item 33.	Location of Accounts and Records

Invesco Advisers, Inc., 1555 Peachtree Street, N.E., Atlanta, GA 30309, will maintain physical possession of each such account, book or other document of the Registrant at the Registrant’s principal executive offices, 11 Greenway Plaza, Suite 1000, Houston, Texas 77046-1173, except for those maintained at its Atlanta offices at the address listed above or at its Louisville, Kentucky offices, 400 West Market Street, Suite 3300, Louisville, KY 40202 and except for those relating to certain transactions in portfolio securities that are maintained by the Registrant’s Custodian, State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts 02110, and the Registrant’s Transfer Agent and Dividend Paying Agent, Invesco Investment Services, Inc., 219078, Kansas City, MO 64121-9078.

Records may also be maintained at the offices of:

Invesco Asset Management Deutschland GmbH

An der Welle 5

1st Floor

Frankfurt, Germany 60322

Invesco Asset Management Ltd.

Perpetual Park

Perpetual Park Drive

Henley-on-Thames

Oxfordshire

RG9 1HH

United Kingdom

Invesco Asset Management (Japan) Limited

Roppongi Hills Mori Tower 14F

6-10-1 Roppongi,

Minato-ku, Tokyo 106-6114

Invesco Australia Limited

333 Collins Street, Level 26

Melbourne Vic 3000, Australia

Invesco Hong Kong Limited

41/F, Citibank Tower

3 Garden Road, Central

Hong Kong

Invesco Senior Secured Management, Inc.

1166 Avenue of the Americas

New York, NY 10036

Invesco Canada Ltd.

5140 Yonge Street

Suite 800

Toronto, Ontario

Canada M2N 6X7

Invesco PowerShares Capital Management LLC

3500 Lacey Road, Suite 700

Downers Grove, IL 60515

Item 34.	Management Services.

Not applicable.

Item 35.	Undertakings

Invesco Cayman Commodity Fund VI Ltd. undertakes that it will maintain a set of its books and records at an office located within the U.S., and the SEC and its staff will have access to the books and records consistent with the requirements of Section 31 of the 1940 Act and the rules thereunder.

Invesco Cayman Commodity Fund VI Ltd. undertakes that it will designate an agent in the United States for service of process in any suit, action or proceeding before the SEC or any appropriate court and that it will consent to the jurisdiction of the United States courts and the SEC over it.

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, duly authorized, in Houston, Texas on the 8th day of September, 2014.

INVESCO SECURITIES TRUST

By:	/s/ Philip A. Taylor
Philip A. Taylor
President